UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HOME BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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March 31, 2020

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Home Bancorp, Inc. The meeting will be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Tuesday, May 12, 2020 at 9:00 a.m., Central Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2019 Annual Report and proxy card over the internet to shareholders. This means that most shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet. This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting. If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to participate in the meeting. We urge you to vote promptly. You may vote on the internet or by telephone. If you received a paper copy of our annual meeting materials, you may also vote by mail. Voting in any of these ways will not prevent you from voting at the Annual Meeting, but will ensure that your vote is counted if you are unable to participate.

As a precautionary measure related to coronavirus, or COVID-19, it is possible we may hold the Annual Meeting by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the meeting will be issued by press release and filed with the SEC as additional proxy material.

Your continued support of Home Bancorp, Inc. is sincerely appreciated.

Very truly yours,

John W. Bordelon President and Chief Executive Officer

HOME BANCORP, INC. 503 Kaliste Saloom Road Lafayette, Louisiana 70508 (337) 237-1960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m., Central Daylight Time, Tuesday, May 12, 2020

PLACE	The Petroleum Club of Lafayette 111 Heymann Boulevard Lafayette, Louisiana

ITEMS OF BUSINESS	(1) To elect three directors for a three-year term expiring in 2023; and until their successors are elected and qualified;
(2) To adopt a non-binding resolution to approve the compensation of our named executive officers;
(3) To ratify the appointment of Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
(4) To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of Home Bancorp, Inc. common stock of record at the close of business on March 23, 2020 are entitled to vote at the meeting.

ANNUAL REPORT	Our 2019 Annual Report accompanies this Notice and proxy statement but is not a part of the proxy solicitation materials.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares over the internet or by telephone or, if you received a paper copy of our annual meeting materials, you may complete and return a proxy card by mail. Voting in any of these ways will not prevent you from attending or voting your shares at the Annual Meeting. However, we encourage you to vote via internet or telephone in order to reduce mailing and handling expenses. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

INTERNET AVAILABILITY OF PROXY MATERIALS	Our proxy materials for the Annual Meeting to be held on May 12, 2020 and our 2019 Annual Report to shareholders are available at www.investorvote.com/HBCP and under the “Investor Relations” tab at www.home24bank.com.
We are actively monitoring the coronavirus, or COVID-19, crisis and are sensitive to the public health concerns shareholders may have and the protocols that federal, state, and local governments have imposed. It is possible that the Annual Meeting may be held by means of remote communications. If we take this step, we will announce alternative arrangements by means of a press release, which will be filed with the SEC as additional proxy material. If you are planning to attend the Annual Meeting, please check our website prior to the scheduled date for the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS

March 31, 2020	Daniel G. Guidry Corporate Secretary

Internet Availability of Proxy Materials

A U.S. Securities and Exchange Commission rule allows us to furnish proxy materials to shareholders over the internet.   As a result, beginning on or about March 31, 2020, we sent by mail a Notice of Internet Availability of Proxy Materials (“the Notice”), containing instructions on how to access our proxy materials, including our Proxy Statement and 2019 Annual Report, over the internet and how to vote.  Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the Annual Meeting. However, if you received such a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials or send an email to investorvote@computershare.com with “Proxy Materials Home Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the control number located on the proxy notice, and state in the email that you want a paper copy of current meeting materials.

If you have received paper copies of the proxy materials and would prefer to receive only electronic copies of such materials, please contact our registrar and transfer agent, Computershare, at 800-368-5948, or write them at Computershare, Shareholder Services, 462 South 4th Street, Suite 1600, Louisville, KY 40202.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions of each in order to vote all of your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR HOME BANCORP, INC.’S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2020.

Our Proxy Statement for the 2020 Annual Meeting and our Annual Report to shareholders for the year ended 2019 are available at www.investorvote.com/HBCP and under the “Investor Relations” tab at www.home24bank.com.

HOME BANCORP, INC.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to holders of common stock of Home Bancorp, Inc. (the “Company”), the holding company of Home Bank, N.A. (the “Bank”). We are soliciting proxies on behalf of our Board of Directors to be used at the Annual Meeting of Shareholders to be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Tuesday, May 12, 2020 at 9:00 a.m., Central Daylight Time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This proxy statement is first being made available or mailed to shareholders on or about March 31, 2020.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials via the internet. Internet delivery of our proxy materials allows us to provide our shareholders with the information they need timely, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our shareholders and beneficial owners as of the Record Date. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or, if they prefer, request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis by calling Computershare at 1-800-368-5948 or sending an email to investorvote@computershare.com

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting via the internet. In addition, the Notice provides how you can instruct us to send future proxy materials to you electronically by e-mail. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the election of directors, a non-binding resolution to approve the compensation of our named executive officers and ratification of our independent registered public accounting firm. In addition, management will report on the performance of Home Bancorp, Inc. and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record as of the close of business on March 23, 2020 (the “record date” for the meeting), are entitled to vote at the meeting. On the record date, we had 9,090,495 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I submit my vote?

Some of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially. You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name through our transfer agent.  If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If you are a shareholder of record, there are four ways that you can vote your shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

•	By internet. The website for voting is www.investorvote.com/HBCP. In order to vote via the internet, you need the control number on your notice or proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The internet voting system is available 24 hours a day, seven days a week, until 1:00 a.m. Central Time on Tuesday, May 12, 2020. Once you are logged on the internet voting system, you can record your voting instructions. If you use the internet voting system, you do not need to return your proxy card.
•	By telephone. If you are a registered holder, you may vote via telephone by calling 1-800-652-8683. The telephone voting system is available 24 hours a day, seven days a week, until 1:00 a.m. Central Time on Tuesday, May 12, 2020. In order to vote by telephone, you need the control number on your notice or proxy card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.
•	By mail. If you received a paper copy of the proxy materials in the mail, you may vote your shares by signing and dating your proxy card and returning it in the envelope provided. If you mail your proxy card, Computershare must receive it by Monday, May 11, 2020.
•	In person. You may attend the Annual Meeting and provide your voting instructions to the Inspectors of Election. However, you can vote by any of the methods above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your shares are held through a broker or “street name”, then you are not the shareholder of record and you must ask your broker or other nominee how you can vote at the Annual Meeting.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee).  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or other nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote.

•	You may receive the proxy card or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions on the proxy card or voting instruction form provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the bank, broker or other nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.
•	If you own shares in “street name” through a bank, broker or other nominee and do not instruct your bank, broker or nominee how to vote, your bank, broker or other nominee may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this Proxy Statement, the proposal to ratify the appointment of Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, is considered to be “routine.” The election of directors and a non-binding resolution to approve the compensation of our named executive officers are considered to be “non-routine” matters. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors and the non-binding resolution to approve the compensation of our named executive officers included in this Proxy Statement. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a shareholder of record, you may vote by attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your voting instructions or proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

As a precautionary measure, we are monitoring the coronavirus, or COVID-19, crisis. It is possible that we may hold the Annual Meeting by means of remote communications. If we take this step, we will issue a press release, which will be filed with the SEC as additional proxy material, in advance of the Annual Meeting date with details on how to participate in the Annual Meeting. Please monitor the "Investor Relations" tab at our website, www.home24bank.com or www.investorvote.com/HBCP for updated information that may be provided regarding the Annual Meeting.

If my shares are held in "street name" by my broker, could my broker automatically vote my shares for me?

Your broker may not vote on the election of directors and the non-binding resolution to approve the compensation of our named executive officers if you do not furnish instructions for such proposal. You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered "broker non-votes."

Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or other nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, neither the proposal to elect directors nor the non-binding resolution to approve the compensation of our named executive officers is an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Your broker may vote in its discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of votes that all shareholders are entitled to cast on a particular matter will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote FOR the nominees for director described herein, FOR the non-binding resolution to approve the compensation for our named executive officers and FOR ratification of Wipfli LLP as our independent registered public accounting firm for the year ending December 31, 2020.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If a proxy is properly signed and returned, but no instructions are given, it will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve each item?

The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. The nominees for director receiving the most “for” votes will be elected. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the non-binding resolution to approve the compensation of our named executive officers and approval of the proposal to ratify the appointment of Wipfli LLP for the year ending December 31, 2020. Abstentions and broker non-votes are considered in determining the presence of a quorum, but will not affect the vote required on the proposals to be considered at the Annual Meeting.

Where can I find directions to the Annual Meeting?

Directions to the Annual Meeting are available through our Investor Relations website at http://home24bank.investorroom.com.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered terms and until their successors are elected and qualified. No director is related to any other director or executive officer by first cousin or closer.

At this Annual Meeting, you will be asked to elect three directors for a three-year term expiring in 2023. Shareholders of the Company are not permitted to use cumulative voting for the election of directors. Our Board of Directors, by unanimous action of all of its independent directors, nominated Messrs. Daniel G. Guidry, Paul J. Blanchet, III and Chris P. Rader to a three-year term expiring in 2023. One current director of the Company, Mr. Michael P. Maraist, is 72 years old and, consistent with the retirement provisions in the Company’s bylaws, will retire as of the date of the Annual Meeting. Mr. Maraist currently is in the class of directors whose terms will expire in 2022. All of the Company’s directors also serve as directors of Home Bank, N.A., the Company’s wholly-owned subsidiary.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

The following tables present information concerning the nominees for director and each director whose term continues, all of whom also serve as directors of Home Bank, N.A. Ages are reflected as of March 23, 2020. Where applicable, service as a director includes service as a director of Home Bank, N.A.

Nominees for Director for a Three-Year Term Expiring in 2023

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since
Paul J. Blanchet, III	65	Director and chairman of the audit committee. Retired in August 2018 as a Partner in Broussard Poche’ LLP, a public accounting firm located in Lafayette, Louisiana.	2002

		As a certified public accountant, Mr. Blanchet brings to the Board over 40 years of experience in accounting and finance as well as in advising small to mid-sized businesses operating in south Louisiana. Mr. Blanchet remains an associate of Broussard Poche’ LLP to provide assistance to the Firm as needed and continues to be involved in special projects. The Board believes Mr. Blanchet’s career practice as an accountant and his experience providing audits of other banks and businesses makes him well qualified to serve as a director and financial expert of the board.

Daniel G. Guidry	67	Director since December 6, 2017. Partner in the law firm of Guidry and Guidry in St. Martinville, Louisiana.	2017

		Mr. Guidry was a member of the Board of Directors of St. Martin Bank and Trust for 33 years. Mr. Guidry completed his juris doctorate at Louisiana State University in Baton Rouge. He served as the Assistant District Attorney for the 16th Judicial District. He is a member of the Board of Directors of the Louisiana Thoroughbred Breeders Association, the Louisiana State Bar Association and the St. Martin Parish Bar Association. The Board believes Mr. Guidry’s law practice, community service and business experience make him well qualified to serve as a director.
Chris P. Rader	52	Director since June 1, 2016. Chief Executive Officer of Rader Solutions, an information technology company located in Lafayette, Louisiana.	2016

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since

Mr. Rader has a bachelor’s degree in Computer Information Systems from Spring Hill College and an Executive MBA from Vanderbilt University. He is a 2012 graduate of Leadership Louisiana. He serves on the board of One Acadiana, Board of Directors of The Lester Group, United Way of Acadiana and Evangeline Area Scouts. He recently completed serving as Chairman of the Board for Schools of the Sacred Heart in Grand Coteau, Louisiana and served on the boards of the Lafayette Community Health Care Clinic, The Petroleum Club of Lafayette, Spring Hill College, and the Louisiana Innovation Council. The Board believes Mr. Rader’s business experience and his community service make him well qualified to serve as a director.

The Board of Directors recommends that you vote FOR election of all the nominees for director.

Members of the Board of Directors Continuing in Office

Directors Whose Term Expires in 2021

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since
John W. Bordelon	64	Director, President and Chief Executive Officer of the Company since its organization and of Home Bank since 1993.	1990

		Mr. Bordelon previously served in various management and other positions since joining Home Bank in 1981. As President and Chief Executive Officer, Mr. Bordelon brings to the Board extensive knowledge of Home Bank’s operations gained from his more than 38 years of banking experience. He has served on the Board of Directors for Community Foundation of Acadiana, Chairman for the Greater Lafayette Chamber of Commerce and served as a board member for Southwest Medical Center, United Way of Acadiana, Louisiana Open, Ascension Day School, Women’s and Children’s Hospital and University of Louisiana’s Athletic Foundation Advisory Committee. He is the founder of the Ragin Cajun Athletic Foundation. The Board believes Mr. Bordelon’s career service in banking and his community service make him well qualified to serve as a director.

John A. Hendry	70	Director and chairman of the compensation committee. Pediatric Dentist in Lafayette, Louisiana.	2000

		Dr. Hendry has been designated a Fellow and was awarded diplomat status while holding the title of National Spokesperson for the American Academy of Pediatric Dentistry. He was honored as distinguished alumni of LSU School of Dentistry in 2015. He served as President of the Louisiana Academy of Pediatric Dentistry and was honored as “Professional of the Year” by the Louisiana Association of Retarded Citizens. He has served on the Board of Directors of his alma mater, Spring Hill College. He has served on the board of 232-HELP, The Family Tree, The American Lung Association, The Lafayette Community Health Care Clinic and numerous other organizations. The Board believes Dr. Hendry’s business experience as a dentist and his community service make him well qualified to serve as a director.

Directors Whose Term Expires in 2022

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since

Mark M. Cole	57	Director since December 6, 2017. Owner and operator of Don’s Specialty Meats and real estate investor in Lafayette, Louisiana.	2017

		Mr. Cole was a member of the Board of Directors of St. Martin Bank and Trust for 4 years. He serves on the board of Scott Boudin Festival, Mid-Winter Fair Rodeo and the Louisiana State Trooper Foundation. The Board believes Mr. Cole’s business experience and community involvement make him well qualified to serve as a director.

Board Leadership Structure and the Board’s Role in Risk Oversight

Mr. John W. Bordelon serves as our President and Chief Executive Officer and Mr. Michael P. Maraist serves as Chairman of the Board. Upon consideration of the current Board and management composition, the Board of Directors determined that separation of the offices of Chairman of the Board and President may enhance Board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on his responsibilities of managing the daily operations of the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman to lead the Board of Directors. The Chairman also serves as a liaison between the Board of Directors and executive management. Mr. Maraist is an independent director under the rules of the Nasdaq Stock Market.

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, price risk, operational risk, compliance risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Chairman of the Board meets regularly with management to discuss strategy and various risks facing the Company.

Members of executive management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the Board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as the Bank’s lending and investment policies, ratification or approval of loans exceeding certain thresholds, and regular review of risk elements.

Stock Ownership Guidelines

To further align management’s interests with those of shareholders, the Company expects directors and our President and Chief Executive Officer to establish and maintain a significant level of stock ownership. Under such guidelines, non-employee directors are expected to own our common stock with a value of $150,000 or, if shares of our common stock have a market value of $25.00 per share or less, at least 6,000 shares, and our President and Chief Executive Officer is expected to own shares with a value of not less than four times his annual salary. The Company’s non-employee directors and President and Chief Executive Officer satisfy the stock ownership guidelines. New non-employee directors and any new President and Chief Executive Officer are expected to satisfy the Company’s stock ownership guidelines within an eighteen-month period.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee of the Board of Directors has reviewed the Company’s policies and practices applicable to employees, including the Company’s benefit plans, arrangements and agreements, and does not believe that they are reasonably likely to have a material adverse effect on the Company. The Committee does not believe the Company’s policies and practices encourage officers or employees to take unnecessary or excessive risks or behavior focused on short-term results rather than the creation of long-term value.

Executive Officers Who Are Not Directors

Jason P. Freyou. Age 55. Mr. Freyou joined the Company and the Bank in March 2015 as Executive Vice President and Chief Operations Officer. Previously, Mr. Freyou served as Chief Investment Officer for JD Bank from July 2014 to March 2015, and as Chief Operations Officer of Teche Federal Bank from July 2008 to July 2014.

Darren E. Guidry. Age 57. Mr. Guidry has served as Executive Vice President and Chief Credit Officer for the Bank since October 2013 and, prior thereto, as Chief Lending Officer for the Bank since 1993.

Joseph B. Zanco. Age 50. Mr. Zanco has served as Executive Vice President and Chief Financial Officer for the Bank and the Company since April 2008. Previously, Mr. Zanco served as Controller and Principal Accounting Officer at IberiaBank Corporation since May 2003 and, prior thereto, as Internal Audit Manager at IberiaBank.

In accordance with Home Bancorp’s Bylaws, our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

Director Compensation

Directors of Home Bancorp are not compensated separately by Home Bancorp. The directors also serve as directors of Home Bank and are compensated by Home Bank for such service.

The Bank’s directors currently receive an annual retainer of $20,000 plus $750 per Board meeting attended and $500 per Committee meeting attended. The Chairman of the Board and Committee Chairs receive an additional $100 per meeting attended. Each director also received a Christmas gift of $300 in 2019.

The table below summarizes the total compensation paid to the Bank’s directors for the fiscal year ended December 31, 2019, except for Mr. Bordelon who is in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation(2)	Total
Michael P. Maraist (3)	$53,850	$17,925	$—	$300	$72,075
Paul J. Blanchet, III	40,100	17,925	—	300	58,325
Richard J. Bourgeois(4)	13,890	—	—	—	13,890
Mark M. Cole	44,650	17,925	—	300	62,875
Daniel G. Guidry	44,250	17,925	—	300	62,475
John A. Hendry	38,950	17,925	—	300	57,175
Marc W. Judice(4)	12,790	—	—	—	12,790
Chris P. Rader	43,350	17,925	—	300	61,575
Donald W. Washington (5)	9,000	—	—	—	9,000

______________________________________

(1)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718.
(2)	Christmas gift.
(3)	As previously described, Mr. Maraist will be retiring as of the date of the Annual Meeting.
(4)	Messrs. Bourgeois and Judice retired in May 2019.
(5)	Mr. Washington resigned April 1, 2019 to accept a Presidential appointment to serve as Director of the United States Marshals Service.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2019, the Board of Directors of Home Bancorp met seven times. No director of Home Bancorp attended fewer than 75% of the aggregate of the total number of Board meetings held during the period for which he has served as a director and the total number of meetings held by all committees of the Board on which he served. A majority of our directors are independent directors as defined in the Nasdaq listing standards. The Board of Directors has determined that Messrs. Blanchet, Cole, Guidry, Hendry, Maraist and Rader are independent directors. Members of the Board also serve on committees of Home Bank, N.A.

Membership on Certain Board Committees. The Board of Directors of Home Bancorp has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee (“Nominating Committee”). During 2019, Mr. Cole did not serve on a Home Bancorp committee. The following table sets forth the membership of such committees as of the date of this proxy statement.

Name	Audit Committee	Compensation Committee	Nominating Committee
Paul J. Blanchet, III	**	*
Daniel G. Guidry			*
John A. Hendry	*	**	*
Michael P. Maraist (1)		*	*
Chris P. Rader	*		**

____________________________________

**          Chairman.

(1)   Mr Maraist will be retiring as of the date of the Annual Meeting.

Audit Committee. The Audit Committee reviews with management and our independent registered public accounting firm Home Bancorp’s internal control over financial reporting, reviews our annual financial statements, including the Form 10-K and monitors the Company’s adherence to generally accepted accounting principles. The Audit Committee is currently comprised of three directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. Mr. Blanchet, a certified public accountant and retired partner in the accounting firm of Broussard Poche’ LLP, has been designated as our Audit Committee Financial Expert by the Board of Directors. The Audit Committee of Home Bancorp met 16 times in 2019. The committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Compensation Committee. It is the responsibility of the Compensation Committee of Home Bancorp to set the compensation of Home Bancorp’s Chief Executive Officer and Chief Financial Officer as well as the other named executive officers. The Compensation Committee of Home Bancorp met one time in 2019. The Compensation Committee is currently comprised of three directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. The committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Director Nominations

The Nominating Committee considers various criteria when selecting individuals for nomination including: ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the U.S. Securities and Exchange Commission (the “SEC”)), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The Nominating Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors, such as industry or board expertise. The Nominating Committee will also consider candidates for director suggested by our management or shareholders. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors” at pages 30 and 31. Director nominations for the 2020 annual meeting were made by all independent directors. Each of the current members of the Nominating Committee is an independent director as defined in the Nasdaq listing standards. A copy of the Nominating Committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board of Directors at Annual Meetings of shareholders, we expect that our directors will attend. All directors attended our Annual Meeting of Shareholders held in May 2019.

Code of Conduct and Ethics and Insider Trading Policy

Home Bancorp maintains a comprehensive Code of Conduct and Ethics which requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to Home Bancorp and its customers; engage in transactions in the common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Home Bancorp. Our Code of Conduct and Ethics specifically imposes standards of conduct on our Chief Executive Officer, Chief Financial Officer and other persons with financial reporting responsibilities who are identified in regulations issued by the SEC dealing with corporate codes of conduct.

Our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics is available on our website at www.home24bank.com under the Investor Relations heading. In accordance with the listing requirements of the Nasdaq Stock Market, we will disclose on the SEC’s Form 8-K, any waivers to this Code of Conduct and Ethics with respect to any of our directors or executive officers.

The Company also has adopted a Statement of Policy and Procedures Governing Trading in Shares of Home Bancorp, Inc. (the “Insider Trading Policy”), which is applicable to the Company’s directors, senior officers and individuals residing in their households. The Insider Trading Policy provides guidelines and procedures with respect to the use of material non-public information and prohibits engaging in transactions in the Company’s Common Stock in violation of applicable law and regulations of the SEC. The Insider Trading Policy also directs that our directors and senior officers may not enter into hedging transactions with respect to Company Common Stock unless any such transactions have been pre-cleared by the Company’s Board of Directors upon review of a written request by the director or senior officer which provides the rationale for such transaction.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation plan that is structured to attract and retain qualified and experienced officers and, at the same time, is reasonable and competitive. Our compensation plan contains various elements including cash compensation, salary and bonuses, stock-based benefit plans and retirement benefits. The cash salary portion of the compensation package is in place to attract and remain competitive in rewarding the daily contributions of the executive. The annual incentive bonus is utilized to reward those contributions to the yearly success of the Company. The stock based benefits are in place to reward the long term improvement in shareholder value created by the efforts of the executive and to retain such executive with the delayed payout of such benefits. The retirement benefits are in place to remain competitive in attracting and retaining strong leaders of the Company. The Compensation Committee reviews the overall compensation of each named executive officer to determine the appropriateness of the level of overall compensation as well as the amount for each element of that compensation based upon the performance of the individual employee and the performance of the Company. It is the intent of the Compensation Committee to target approximately 25% of the overall compensation in long term stock benefits of the executives to ensure the continuous viability of the Company and the improvement of shareholder value.

Role of Executive Officers and Management. The President and Chief Executive Officer provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the Compensation Committee. The President and Chief Executive Officer generally attends Compensation Committee meetings, but is not present for any discussion of his own compensation.

Elements of Executive Compensation. When setting the compensation of our executive officers, the Compensation Committee generally targets compensation to mirror short and long term performance of the Company. The compensation we provide to our executive officers and other employees primarily consists of the following:

•	annual base salary;
•	annual incentive bonuses which are discretionary and determined based upon reaching desired goals;
•	stock-based benefit plans, consisting of our ESOP, stock options, restricted stock and restricted stock units;
•	retirement benefits; and
•	perquisites and other personal benefits.

Base Salary. We provide named executive officers and other employees with a base salary to compensate them competitively for services rendered during the year. Base salary ranges for named executive officers are determined for each employee based on his or her position and responsibility, performance and compensation levels paid by peers to executives in similar positions. The Compensation Committee targets base salaries at the market mid-point (50th percentile) and structures pay-for-performance incentives to the 50th percentile of market for total direct compensation. When performance goals are met and exceeded, the upper quartile of market (75th percentile) would be appropriate under our compensation policies and practices. Salary increases normally take effect in April of each year.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	the financial condition and results of operations of the Company;
•	individual performance of the executive;
•	review of the executive’s compensation, both individually and relative to other officers;
•	peer and market data; and
•	qualifications and experience of the officer.

Base salaries are reviewed annually and adjusted from time to time to align salaries with market levels after taking into account individual responsibilities, performance, experience and overall compensation. In April 2019, the Compensation Committee increased the base salary of Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco by 11.3%, 8.0%, 5.4%, 2.4% and 7.1%, respectively.

Incentive Bonuses. In addition to base salary, we have established incentive plans for many executives of the Company. The amount of these cash bonuses typically has a stated target based upon reaching desired goals and a predetermined range above and below the target for fluctuations in employee and Company performance. The Compensation Committee has determined that such bonuses provide incentive for short term goals and are appropriate in light of bonuses paid to officers with the same position at comparable institutions, as reported in publicly available proxy statements. The Compensation Committee has developed specific individual or Company performance targets as a measure to determine bonus amounts for each participant. All cash bonuses of the executive officers and all bonus plan designs are evaluated and approved by the Compensation Committee and are ratified by the Board of Directors. In its evaluation, the Compensation Committee seeks to ensure that bonus plans align with the Company’s goals, and risks associated with the plans are effectively mitigated. The compensation plan is designed to compensate the executive via incentive compensation for attaining pre-determined strategic goals of the Compensation Committee during a given year. These goals include, but are not limited to, return on average assets, return on equity, efficiency ratio, earnings per share growth, loan growth, core deposit growth, and other strategic objectives. Attainment of these goals provides the Company with the framework to become a high performing company. For 2019, the bonuses to Messrs. Bordelon, Freyou, Guidry and Zanco were $156,000, $68,000, $58,500 and $71,500, respectively, and were determined based upon consideration of the matrix shown below.

Name	Components	2019 YTD Adjusted(1)	Weight	Threshold	Target	Maximum
John W. Bordelon	Return on average assets	1.27%	60%	1.11	1.30%	1.50%
	Efficiency ratio	62.87%	10%	66.36%	63.20%	60.04%
	Earnings per share	$3.06	10%	$2.61	$3.07	$3.53
	Strategic objectives-overall	10	20%	—	5	10
	Bonus as a percentage of base salary			—	45%	75%

Jason P. Freyou	Return on average assets	1.27%	50%	1.11%	1.30%	1.50%
	Efficiency ratio	62.87%	15%	66.36%	63.20%	60.04%
	Operations Management	2.65	15%	2.00	2.40	2.75
	Operations Strategic Objectives	10	20%	—	5	10
	Bonus as a percentage of base salary			—	35%	50%

Darren E. Guidry	Return on average assets	1.27%	50%	1.11%	1.30%	1.50%
	Efficiency ratio	62.87%	15%	66.36%	63.20%	60.04%
	Special assets management	8	20%	—	5	10
	Strategic objectives-overall	10	15%	—	5	10
	Bonus as a percentage of base salary			—	35%	50%

Joseph B. Zanco	Return on average assets	1.27%	50%	1.11%	1.30%	1.50%
	Efficiency ratio	62.87%	15%	66.36%	63.20%	60.04%
	Earnings per share	$3.06	15%	$2.61	$3.07	$3.53
	Strategic Objectives-overall	10	20%	—	5	10
	Bonus as a percentage of base salary			—	35%	50%

________________________________________

(1)	2019 YTD adjusted return on average assets, efficiency ratio and earnings per share excludes non-core items, net of taxes, which include $1.2 million death benefits from bank-owned life insurance, $537,000 write-off FDIC loss share receivable, $274,000 write-down on assets, $227,000 payout for former bank executive and $230,000 of capital lease buyout.

Bonus payments are also subject to the satisfaction of the Company’s Board, the Office of the Comptroller of the Currency’s Safety and Soundness Examination, Compliance Examination and a satisfactory external audit as well as consideration of subjective individual performance evaluations.

Equity Compensation. The Compensation Plan is designed to maintain a portion of the compensation paid to executives of the Company in long term compensation as a means of rewarding strong performance over numerous years for retention of the named executives and to act as a retention incentive. Our named executive officers received awards from the Compensation Committee under the 2014 Equity Incentive Plan (the “2014 Plan”) in May 2019, which are vesting at a rate of 20% per year over five years. The Compensation Committee believes that the five year vesting of stock options and restricted stock units will focus senior management on long term performance and stock appreciation. All grants of options were made with exercise prices equal to the market value of our common stock on the date of grant. Through our employee stock ownership plan, as well as our 401(k) plan, we provide all of our employees, including our named executive officers, with tax-qualified retirement benefits. The employee stock ownership plan is allocated as a percentage of each employee’s salary to total salaries of the Company. The Company makes a matching 401(k) contribution of 100% of the employee’s contribution up to 2%, plus 50% of the employee’s contributions over 2% but not over 6% of the employee’s pay.

Other Elements of Executive Compensation. In addition to direct cash compensation and awards under our equity compensations plans, we provide our named executive officers with certain compensation and benefits as described below.

•	Employment Agreements. Home Bank has entered into employment agreements with our named executive officers. In addition, Home Bancorp entered into an employment agreement with Mr. Bordelon in June 2009. For additional information, see “Employment Agreements.”
•	Retirement and Other Benefits. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through the Home Bank Profit Sharing 401(k) Plan (the “401(k) Plan”). All employees who meet the age and service requirements participate in the 401(k) Plan on a non-discriminatory basis. We provide a 401(k) match to employee contributions, up to specified amounts.
•	The Company has an employee stock ownership plan (“ESOP”), a tax-qualified plan which purchased 8.0% of the stock in the Company's initial public stock offering. This plan provides all of our employees who meet the age and service requirements with a stake in the performance of our common stock. The plan will distribute the stock over a twenty year period from inception in October 2008.
•	We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance, life insurance and long term disability. We provide individual and family coverage to employees, with the employee being responsible for a fixed premium, under our self-funded plan. We also provide all of our employees with life and long term disability insurance at no cost to the employee. The President and Chief Executive Officer and former Chief Banking Officer are provided an automobile each and are charged for personal mileage on their Form W-2. We pay club dues for the Chief Executive Officer, Chief Operations Officer and Chief Credit Officer. The Chief Executive Officer has three club memberships for meetings with customers. The Chief Credit Officer and Chief Operations Officer have one club membership each for meetings with customers. The Compensation Committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Clawback Policy

The Company’s Board of Directors has instituted a “clawback” policy with respect to incentive compensation. The clawback policy mitigates the risks associated with the Company’s compensation policies, because certain executive employees will be required to repay compensation in the circumstances identified in the policy. The clawback policy provides that our Board of Directors will seek recoupment of incentive based compensation paid or granted to our named executive officers in the event of a material restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under Federal securities laws. If the Company is required to make an accounting restatement, the policy requires the Board to seek to recover amounts of incentive compensation erroneously paid (that is, the excess of what amounts would have been paid to the executive under the restated financial statements) to the named executive officers during the three years preceding such restatement. The Board of Directors will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the clawback requirements have been finalized by the SEC.

Additional Components of Executive Compensation.

In August 2007, we entered into a salary continuation agreement with our President and Chief Executive Officer. The salary continuation agreement, which was amended and restated in May 2019, will provide supplemental retirement benefits up to $214,000 per year for 10 years upon his retirement, death, disability or termination in connection with or following a change in control. The salary continuation agreement was deemed appropriate by the Compensation Committee in light of Mr. Bordelon’s performance as President and Chief Executive Officer and as an incentive to retain his services until retirement. In May 2019, we entered into an additional salary continuation agreement with our President and Chief Executive Officer which will provide an annual supplemental retirement benefit in the amount of $26,000 per year for 10 years upon his retirement at or after age 65, death or disability, with a lump sum payable if his employment is terminated in connection with or following a change in control. In May 2019, we also amended and restated the salary continuation agreement previously entered into with our Chief Credit Officer in 2007 and entered into a salary continuation agreement with our Chief Operations Officer and Chief Financial Officer, which will provide supplemental retirement benefits equal to $75,000 per year for 10 years upon retirement at age 65. The 2019 salary continuation agreements entered into with Messrs. Bordelon, Freyou, Guidry (as an amendment and restatement of his prior plan) and Zanco were deemed appropriate as an incentive to maintain each executive's continued services until retirement. These salary continuation agreements are described in more detail on page 19 under “Salary Continuation Agreements”. The Compensation Committee may consider additional plans of this type for other executive officers of the Company.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer, Chief Financial Officer, and other executive officers (who we refer to as the “named executive officers”) for the fiscal years ended December 31, 2019, 2018 and 2017. All cash compensation has been paid by Home Bank. The Company has not paid separate cash compensation to our executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
John W. Bordelon	2019	$391,154	$51,086	$7,773	$156,000	$192,007	$95,630	$893,650
President and Chief	2018	357,500	56,400	10,427	180,239	110,091	87,620	802,277
Executive Officer	2017	350,000	52,890	6,428	172,069	53,112	85,971	720,470

Jason P. Freyou	2019	219,437	33,161	6,477	68,000	31,064	29,262	387,401
Executive Vice President	2018	203,792	37,224	8,342	83,896	—	25,899	359,153
and Chief Operations Officer	2017	192,637	24,682	9,464	74,950	—	27,586	329,319

Darren E. Guidry	2019	187,736	30,473	6,477	58,500	30,893	43,820	357,899
Executive Vice President	2018	177,871	35,194	8,342	70,220	19,563	41,468	352,658
and Chief Credit Officer	2017	168,878	24,682	7,143	64,626	18,430	41,040	324,799

Scott A. Ridley(4)	2019	148,786	—	—	—	—	276,729	425,515
Executive Vice President	2018	240,530	37,224	8,342	77,075	—	37,124	400,295
and Chief Banking Officer	2017	234,084	24,682	6,678	74,570	—	29,900	369,914

Joseph B. Zanco	2019	221,561	33,161	6,477	71,500	18,885	41,804	393,388
Executive Vice President	2018	207,666	37,224	8,342	83,861	—	35,382	372,475
and Chief Financial Officer	2017	197,908	24,682	9,643	78,785	—	35,820	346,838

________________________________

(1)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718.
(2)	Reflects the increase in the actuarial present values of the salary continuation plans for Messrs. Bordelon, Freyou, Guidry and Zanco.
(3)	For 2019, includes employer contributions under the Home Bank 401(k) Profit Sharing Plan in the amount of $11,226, $11,121, $11,241, $8,275 and $10,876 for Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco, contributions to the

Company’s ESOP in the amount of $31,553, $13,223, $27,109 and 26,626 to the accounts of Messrs. Bordelon, Freyou, Guidry and Zanco, respectively, as well as payments for life insurance premiums; includes automobile expense for Messrs. Bordelon and Ridley; also includes for Messrs. Bordelon, Freyou and Guidry, club dues and for Mr. Bordelon, director’s fees of $29,150, director’s Christmas gift of $300 and the payment of premiums for long term disability insurance.
(4)	Mr. Ridley's employment was terminated as of July 30, 2019 (includes $248,935 for employment agreement payout and $10,556 for personal time accrual payout).

Grants of Plan-Based Awards

The following table provides information with respect to awards granted to the named executive officers during 2019.

					All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum
John W. Bordelon	—	$—	$180,225	$300,375	—	—	—	—
	5/23/2019				1,425	—	N/A	$51,086
	5/23/2019				—	1,200	$35.85	7,773

Jason P. Freyou	—	$—	$78,133	$111,618	—	—	—	—
	5/23/2019				925	—	N/A	$33,161
	5/23/2019				—	1,000	$35.85	6,477

Darren E. Guidry	—	$—	$66,502	$95,003	—	—	—	—
	5/23/2019				850	—	N/A	$30,473
	5/23/2019				—	1,000	$35.85	6,477

Scott A. Ridley(6)	—	—	—	—	—	—	—	—
	5/23/2019				925	—	N/A	$33,161
	5/23/2019				—	1,000	$35.85	6,477

Joseph B. Zanco	—	$—	$78,751	$112,502	—	—	—	—
	5/23/2019				925	—	N/A	$33,161
	5/23/2019				—	1,000	$35.85	6,477

__________________________________

(1)	Reflects estimated threshold, target and maximum amounts of incentive bonus plan payments for each named executive officer. Actual amounts received are reflected in the Summary Compensation Table on the prior page.
(2)	Reflects shares of restricted stock granted pursuant to the Company's equity plans which become vested at the rate of 20% per year commencing on the anniversary of the grant date.
(3)	Reflects stock options granted pursuant to the Company's equity plans which become vested at the rate of 20% per year commencing on the anniversary of the grant date.
(4)	Based on the fair market value of a share of Company common stock on the date of grant.
(5)	The fair value of the restricted stock and stock options granted is computed in accordance with FASB ASC Topic 718.
(6)	Mr. Ridley's employment terminated as of July 30, 2019.

Outstanding Equity Awards at Fiscal Year-End. The table below sets forth outstanding equity awards at December 31, 2019 to our named executive officers under our 2009 Recognition and Retention Plan, 2009 Stock Option Plan and 2014 Equity Incentive Plan (collectively “Equity Plans”). As of December 31, 2019, Mr. Ridley had no outstanding equity awards.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(1)			Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
Name	Grant Date	Unexercisable	Exercisable	Exercise Price
John W. Bordelon	5/12/2015	—	2,000	22.25	5/12/2025	5/12/2015	660	25,865
	5/23/2016	560	840	28.00	5/23/2026	5/23/2016	1,200	47,028
	5/12/2017	360	540	35.26	5/12/2027	5/12/2017	900	35,271
	5/23/2018	800	200	45.12	5/23/2028	5/23/2018	1,000	39,190
	5/23/2019	1,200	—	35.85	5/23/2029	5/23/2019	1,425	55,846

Jason P. Freyou	3/12/2015	—	800	21.16	3/12/2025	3/12/2015	160	6,270
	5/23/2016	840	1,260	28.00	5/23/2026	5/23/2016	480	18,811
	5/12/2017	530	795	35.26	5/12/2027	5/12/2017	420	16,460
	5/23/2018	640	160	45.12	5/23/2028	5/23/2018	660	25,865
	5/23/2019	1,000	—	35.85	5/23/2029	5/23/2019	925	36,251

Darren E. Guidry	5/12/2015	—	1,400	22.25	5/12/2025	5/12/2015	220	8,622
	5/23/2016	640	960	28.00	5/23/2026	5/23/2016	440	17,244
	5/12/2017	400	600	35.26	5/12/2027	5/12/2017	420	16,460
	5/23/2018	640	160	45.12	5/23/2028	5/23/2018	624	24,455
	5/23/2019	1,000	—	35.85	5/23/2029	5/23/2019	850	33,312

Joseph B. Zanco	5/12/2015	—	1,800	22.25	5/12/2025	5/12/2015	320	12,541
	5/23/2016	880	1,320	28.00	5/23/2026	5/23/2016	480	18,811
	5/12/2017	540	810	35.26	5/12/2027	5/12/2017	420	16,460
	5/23/2018	640	160	45.12	5/23/2028	5/23/2018	660	25,865
	5/23/2019	1,000	—	35.85	5/23/2029	5/23/2019	925	36,251

___________________________________

(1)	Options vest at a rate of 20% per year commencing on the first anniversary of the date of grant.
(2)	Market value is calculated based on the closing price of $39.19 on December 31, 2019.

Option Exercises and Stock Vested. The following table reflects the amount realized by each named executive officer as a result of the exercise of stock options and vesting of stock awards in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
John W. Bordelon	22,668	$775,926	1,810	(1)	$65,794	(1)
Jason P. Freyou	—	—	705	(2)	25,422	(2)
Darren E. Guidry	12,000	387,720	736	(1)	26,754	(1)
Scott A. Ridley (3)	11,514	217,025	725		26,354	(1)
Joseph B. Zanco	24,300	863,000	865	(1)	31,443	(1)

__________________________________________

(1)	Market value is calculated based on the closing price of $36.35 on May 10, 2019.
(2)	Market value is calculated on 545 shares at the closing price of $36.35 on May 10, 2019 and 160 shares at the closing price of $35.07 on March 12, 2019.
(3)	Mr. Ridley's employment terminated as of July 30, 2019.

Benefit Plans

Salary Continuation Agreements. Effective August 1, 2007, the Bank entered into a salary continuation agreement with its President and Chief Executive Officer, John W. Bordelon. The agreement, which was amended and restated as of May 20, 2019, provides that Mr. Bordelon will receive an annual retirement benefit for a period of 10 years, with the annual benefit equal to $214,000 if he retires after age 65. The retirement benefits vested over a period of 10 years. Mr. Bordelon is currently fully vested in a normal retirement benefit of $202,000 per year as of December 31, 2019. If Mr. Bordelon dies while still employed, the Bank will pay Mr. Bordelon’s beneficiary the same benefits entitled to prior to death. If Mr. Bordelon has a separation from service within 24 months following a change in control, the Bank will pay distribute the annual benefit in twelve equal monthly installments for ten years.

Effective May 20, 2019, the Bank entered into an additional salary continuation agreement with its President and Chief Executive Officer, John W. Bordelon. The additional agreement provides that Mr. Bordelon will receive an annual retirement benefit for a period of 10 years, with the annual benefit equal to $26,000 upon his earliest retirement age of 65. If Mr. Bordelon has a separation from service following a change in control but prior to reaching normal retirement age, the Bank will distribute an amount equal to the accrual balance required as of the normal retirement age in a lump sum on the first day of the month following his separation from service.

A nonqualified salary continuation agreement was also entered into with Darren E. Guidry, effective August 1, 2007. Mr. Guidry’s agreement, as amended and restated on May 20, 2019, provides for a retirement benefit of $75,000 per year if he remains employed until age 65, payable in equal monthly installments for a period of ten years. His retirement benefits vested over a period of 12 years, and became fully vested on August 1, 2019. In the event of early retirement, the Bank will pay Mr. Guidry his vested benefits in 120 equal monthly installments upon his attaining age 65. If Mr. Guidry dies while still employed prior to a separation from service or normal retirement age, then no benefits will be paid under the agreement. If Mr. Guidry has a separation from service within 24 months following a change in control but prior to reaching age 65, the Bank shall pay him the vested portion of his annual benefit in a lump sum on the first day of the month following the separation from service.

Similar nonqualified salary continuation agreements were entered into with Messrs. Jason P. Freyou, Scott P. Ridley and Joseph B. Zanco, effective May 20, 2019. Mr. Ridley did not have any vested benefit under his agreement when his employment was terminated in July 2019. Messrs. Freyou's and Zanco's agreements each provide for a retirement benefit of $75,000 per year if they remain employed until age 65, payable in equal monthly installments for a period of ten years. Retirement benefits under these agreements vest at the rate of 20% per year, commencing on the sixth anniversary of the date of hire. As of December 31, 2019, Messrs. Freyou and Zanco were 0% and 100% vested, respectively. In the event of early retirement, the Bank will pay Messrs. Freyou and Zanco vested benefits in 120 equal monthly installments upon attaining age 65. If Messrs. Freyou or Zanco die while still employed prior to a separation from service or normal retirement age, then no benefits will be paid under the agreement. If Messrs. Freyou or Zanco have a separation from service within 24 months following a change in control but prior to reaching age 65, the Bank shall pay an amount equal to the greater of the accrual balance as of the end of the plan year immediately preceding the executive's separation from service or two hundred thousand dollars ($200,000) in a lump sum on the first day of the month following the executive's separation from service. In each case, benefits for each of the above executives are subject to a six-month delay to the extent required by the Internal Revenue Code.

The table below shows the present value of accumulated benefits payable to Messrs. Bordelon, Freyou, Guidry and Zanco under the salary continuation agreements. The salary continuation agreements do not include any provision regarding years of credited service. Mr. Ridley, whose employment was terminated in July 2019, did not and will not receive any payments or benefits under his salary continuation plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1) (2)	Payments During Last Fiscal Year
John W. Bordelon	Salary Continuation Plan	n/a	$1,554,026	$—
John W. Bordelon	Salary Continuation Plan	n/a	105,929	—
Jason P. Freyou	Salary Continuation Plan	n/a	31,064	—
Darren E. Guidry	Salary Continuation Plan	n/a	257,524	—
Joseph B. Zanco	Salary Continuation Plan	n/a	18,885	—

__________________________________________

(1)	Reflects the actuarial present value as of December 31, 2019, assuming normal retirement age (62 for Mr. Bordelon and 65 for Mr. Guidry). A discount rate of 6% was assumed in calculating the present value.

(2)	Reflects the actuarial present value as of December 31, 2019, assuming normal retirement age (65 for Messrs. Bordelon, Freyou and Zanco). A discount rate of 4% was assumed in calculating the present value.

Employment Agreements

In May 2019, the Company amended and restated its existing employment agreement with John W. Bordelon, and the Bank amended and restated its existing employment agreements with Mr. Bordelon and Jason P. Freyou, Darren E. Guidry, and Joseph B. Zanco. In February 2020, the terms of all of the agreements were extended for one year. The employment agreements with Mr. Bordelon, as amended, have a term expiring on May 20, 2023, and the terms of the employment agreements with the other executive officers, as amended, have a term expiring on May 20, 2022. At least annually, the Board of Directors of the Company and Home Bank will consider whether to renew and extend the term of the agreements. Any such renewals or extensions of the agreements will be reflected in an amendment or supplement to such agreement. The employment agreements between the Bank and the named executive officers are terminable with or without cause by the Bank. The employment agreements provide that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in connection with a change in control of the Company or the Bank or in the event of a voluntary termination by the officer for “good reason” (which includes a change in the officer’s position, salary or duties without his consent), each officer would be entitled to (1) an amount of cash severance which is equal to one times (three times in the case of Mr. Bordelon) the amount of his base salary as of the date of termination and (2) continued participation in certain employee benefit plans of Home Bank, including medical and dental plans, until the earlier of 12 months (36 months in the case of Mr. Bordelon) or the date the executive receives substantially similar benefits from full-time employment with another employer. In the event of termination of employment concurrently with or following a change in control of the Company or the Bank, including a voluntary termination by the officer for good reason, as defined, each officer would be entitled to (1) an amount of cash severance which is equal to two times (three times in the case of Mr. Bordelon) the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months (36 months in the case of Mr. Bordelon) or the date the officer receives substantially similar benefits from another employer upon his full-time employment. In the event an officer’s employment is terminated due to cause, death, disability or retirement, he will have no rights under the employment agreements to any compensation or benefits following the date of termination. In the event any of the payments to be made under the employment agreements or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), each executive’s employment agreement provides that either (1) the executive will receive the full compensation and benefits provided for under the agreement and have the responsibility for any excise tax, or (2) such payments will be reduced by the minimum amount necessary so that none of such payments will be considered “parachute payments” under Section 280G of the Code, whichever will put the executive in the best after-tax position with the most compensation and income.

Potential Payments upon Termination of Employment or a Change in Control

The following table describes the potential payments to John W. Bordelon, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 31, 2019.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$1,201,500	$1,742,216	$—	$—
ESOP allocations (c)	—	—	—	285,943	—	—
Medical benefits (d)	—	—	20,981	20,981	—	—
Other welfare benefits (e)	—	—	16,702	16,702	—	—
Additional salary continuation agreement benefits (f)	—	—	—	72,040	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	19,173	19,173	—
Unvested restricted stock awards (j)	—	—	—	203,200	203,200	—

Total payments and benefits (k)	$—	$—	$1,239,183	$2,360,255	$222,373	$—

The following table describes the potential payments to Jason P. Freyou, Executive Vice President and Chief Operations Officer, upon an assumed termination of employment or a change in control as of December 31, 2019.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$223,236	$614,264	$—	$—
ESOP allocations (c)	—	—	—	43,161	—	—
Medical benefits (d)	—	—	5,175	10,866	—	—
Other welfare benefits (e)	—	—	1,769	3,714	—	—
Additional salary continuation agreement benefits (f)	—	—	—	200,000	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	18,749	18,749	—
Unvested restricted stock awards (j)	—	—	—	103,658	103,658	—

Total payments and benefits (k)	$—	$—	$230,180	$994,412	$122,407	$—

The following table describes the potential payments to Darren E. Guidry, Executive Vice President and Chief Credit Officer, upon an assumed termination of employment or a change in control as of December 31, 2019.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$190,005	$520,449	$—	$—
ESOP allocations (c)	—	—	—	227,043	—	—
Medical benefits (d)	—	—	5,175	10,866	—	—
Other welfare benefits (e)	—	—	1,320	2,772	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	17,603	17,603	—
Unvested restricted stock awards (j)	—	—	—	100,091	100,091	—

Total payments and benefits (k)	$—	$—	$196,500	$878,824	$117,694	$—

The following table describes the potential payments to Joseph B. Zanco, Executive Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 31, 2019.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement
Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$225,004	$617,729	$—	$—
ESOP allocations (c)	—	—	—	220,626	—	—
Medical benefits (d)	—	—	5,175	10,866	—	—
Other welfare benefits (e)	—	—	1,320	2,772	—	—
Additional salary continuation agreement benefits (f)	—	—	—	181,115	—	—
§280G tax cutback (g)	—	—	—	—	—	—
Equity awards: (h)
Unvested stock options (i)	—	—	—	22,469	22,469	—
Unvested restricted stock awards (j)	—	—	—	109,928	109,928	—

Total payments and benefits (k)	$—	$—	$231,499	$1,165,505	$132,397	$—

______________________________________

(a)	These severance payments and benefits are payable if the executive’s employment is terminated prior to a change in control either (i) by the Bank or the Company for any reason other than cause, disability, retirement or death or (ii) by the executive if the Bank or the Company takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if the executive’s employment is terminated for the reasons set forth above during the term of his employment agreement following a change in control.
(b)	The amounts shown in the involuntary termination column represent a lump sum payment equal to three times Mr. Bordelon’s (one times for Messrs. Freyou, Guidry and Zanco) base salary as of the date of termination. The amounts shown in the change in control column represent a lump sum payment equal to the sum of the executive’s base salary as of the date of termination and the cash bonus earned by the executive for the calendar year preceding the year in which the date of termination occurs, with such sum multiplied by three for Mr. Bordelon and by two for each of Messrs. Freyou, Guidry and Zanco.
(c)	Upon a change in control, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. Based on the December 31, 2019 closing price of $39.19 per share, the value of the remaining unallocated ESOP shares exceeds the remaining principal balance of the loan by approximately $8,246,537. The amounts shown represent each executive’s estimated share of such excess amount.
(d)	The amounts shown in the involuntary termination column represent the estimated cost of providing continued medical coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Freyou, Guidry and Zanco), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued medical coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Freyou, Guidry and Zanco), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.
(e)	The amounts shown in the involuntary termination column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Freyou, Guidry and Zanco), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Freyou, Guidry and Zanco), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.
(f)	The amounts represent the incremental increase in the present value of the benefits payable under the Company’s salary continuation agreements with Messrs. Bordelon, Freyou, Guidry and Zanco when compared to their vested benefits. Under the salary continuation agreements, if the employment of Messrs. Bordelon and Guidry had terminated as of December 31, 2019 outside of a change in control for reasons other than death, disability or cause, their vested benefits under the salary termination agreements would provide them with annual benefits payable monthly for 10 years of $202,000 and $54,015 respectively, with the benefits starting on July 2020 for Mr. Bordelon (who reached his normal retirement age of 62 in 2017), and after Mr. Guidry reaches age 65 in 2027. Mr. Bordelon would have received under his 2019 agreement a lump sum benefit of $105,929 in July 2020 if his employment had terminated as of December 31, 2019 outside of a change in control. If Messrs. Freyou, Guidry and Zanco remain employed until their normal retirement age of 65, their normal retirement benefit would be $75,000 per year, commencing after they have a separation from service. The normal retirement benefits are payable for 10 years in monthly installments. If the employment of Messrs. Bordelon, Freyou, Guidry and Zanco had terminated as of December 31, 2019 in connection with a change in control, Mr. Bordelon would have received a change in control benefit of $202,000 per year for 10 years commencing July 1, 2020, Mr. Freyou would have received a lump sum change of control benefit of $200,000 on July 1, 2020, Mr. Guidry would have received a lump sum change in control benefit of approximately $255,501 in July 1, 2020 and Mr. Zanco would have received a lump sum change of control benefit of $200,000 on July 1, 2020. In addition, Mr. Bordelon would have received a lump sum change of control benefit of $177,969 on July 1, 2020, In the event Mr. Bordelon’s employment had terminated due to disability as of December 31, 2019, his annual retirement benefit would have been $202,000 for 10 years, commencing in 2019. The disability benefit for each of Messrs. Freyou, Guidry and Zanco is the same as their early termination benefit. If Mr. Bordelon had died on December 31, 2019, his beneficiary would have received his normal retirement benefit commencing on April 1, 2020. If Messrs. Freyou, Guidry and Zanco had died on December 31, 2019, no benefits would have been distributed.
(g)	Payments to Messrs. Bordelon, Freyou, Guidry and Zanco in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. Based on the assumptions made, it is possible that the payments and benefits to one or more of the executives could exceed the executive's Section 280G threshold and be subject to reduction. Any required reduction is not reflected in the above tables. If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of any cutbacks that may be triggered in the future could be reduced or even eliminated.

(h)	As of December 31, 2019, based on the closing price of $39.19 per share of our common stock on December 31, 2019, Messrs. Bordelon, Freyou, Guidry and Zanco held vested options with a cash value of approximately $45,402, $31,648, $36,816 and $48,446, respectively.
(i)	The amounts represent the value of the unvested stock options held by Messrs. Bordelon, Freyou, Guidry, and Zanco that had an exercise price below the December 31, 2019 closing price of $39.19 per share, based on the difference between the December 31, 2019 closing price and the per share exercise price of the unvested stock options. All unvested stock options will become fully vested upon an executive’s death or disability or upon a change in control.
(j)	The amounts represent the value of the unvested restricted stock awards held by Messrs. Bordelon, Freyou, Guidry and Zanco based on the December 31, 2019 closing price of $39.19 per share. All unvested restricted stock awards will become fully vested upon an executive’s death or disability or upon a change in control.
(k)	Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our salary continuation agreements. Also does not include earned but unpaid salary, accrued but unused vacation leave, reimbursable expenses and the value of the vested stock options set forth in Note (h) above.
(l)	If the employment of Messrs. Bordelon, Freyou, Guidry and Zanco had terminated at December 31, 2019 due to death, the executive’s beneficiaries or estate would have received life insurance proceeds of approximately $1.0 million, $670,000, $938,680 and $1.0 million, respectively. The group life insurance coverage is based on three times the executive’s base salary, subject to a cap of $500,000 (or $675,000 if no split dollar life insurance policy is applicable). The Company also maintains a split dollar life insurance policy for the executives with the exception of Mr. Freyou that pays an additional amount over the group coverage based on five times base salary, up to a combined maximum of $1.0 million. If the employment of Messrs. Bordelon, Freyou, Guidry and Zanco had terminated due to disability, the executives would have received disability benefits of $17,300, $10,972, $9,387 and $11,078, respectively, per month. Disability benefits are provided at the rate of 60% of base salary not to exceed $14,000 per month for Messrs. Freyou, Guidry and Zanco and $17,300 per month for Mr. Bordelon, until the executive reaches his or her normal retirement age. In addition, Messrs. Bordelon, Freyou, Guidry and Zanco’s unvested stock options and unvested restricted stock awards will become fully vested upon death or disability.

Related Party Transactions

Loans and Extensions of Credit. The Bank offers loans to its directors, officers and employees as well as members of their immediate families and others who are considered “related persons” under Item 404 of Regulation S-K of the SEC. Any loans by the Bank to related persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank. None of these loans involve more than the normal risk of collectability or present other unfavorable features. All of these loans were performing according to their original terms at December 31, 2019. None of the Bank’s loans to any of its directors, executive officers, any of their immediate family members or to any related persons were non-accrual, past due, restructured or deemed potential problem loans at December 31, 2019.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons. Regulations of the Office of the Comptroller of the Currency require that if any director or executive officer has any interest in a matter to be considered by the Bank’s Board of Directors, he or she must fully disclose such interest, refrain from participating in the Board’s discussion of the matter and recuse him or herself from voting on the matter. The Bank and its directors and executive officers, adhere to the regulations of the Office of the Comptroller of the Currency in acting upon any matter in which a director or executive officer has a direct or indirect personal interest. Such matters may be approved by the Board provided that a majority of the non-interested directors conclude that the transaction is in the best interests of the Bank and consistent with all Federal regulations and the Bank’s policies. The Board’s minutes will reflect the interest of the subject director or executive officer and note that he or she did not participate in the discussion of, or vote on, the matter.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide disclosure of the ratio of the annual compensation of the CEO in this Proxy Statement to the median employee’s annual compensation.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2019.  A total of 452 employees were included in the analysis. Compensation was measured over the 12-month period beginning on January 1, 2019 and ending on December 31, 2019.

The median employee compensation was determined using 2019 total cash compensation (includes base salary, overtime, commissions and bonuses). Wages were annualized for our employees who did not work the entire calendar year.

Mr. Bordelon had 2019 total compensation of $893,650 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s total compensation for 2019 that would be reportable in the Summary Compensation Table was $45,847. As a result, the CEO pay ratio is 19:1.

Compensation Committee Interlocks and Insider Participation

Messrs. Blanchet, Maraist and Hendry, who is Chairman of the Committee, serve as members of the Compensation Committee. None of the members of the Compensation Committee during 2019 was a current or former officer or employee of Home Bancorp or Home Bank. No member engaged in certain transactions with Home Bancorp or Home Bank required to be disclosed by regulations of the SEC. Additionally, there were no Compensation Committee “interlocks” during 2019, which generally means that no executive officer of Home Bancorp served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Home Bancorp.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 23, 2020, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Home Bancorp, (c) the other named executive officers of Home Bancorp named in the Summary Compensation Table; and (d) all directors and executive officers of Home Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 23, 2020(1)		Percent of Common Stock
FJ Capital Management, LLC 1313 Dolley Madison Blvd., Ste 306 McLean, VA 22101	657,641	(2)	7.2%

Home Bancorp Employee Stock Ownership Plan Trust 503 Kaliste Saloom Road Lafayette, Louisiana 70508	615,836	(3)	6.8

Directors:
Paul J. Blanchet, III	70,542	(4)(5)(6)	*
John W. Bordelon	174,676	(5)(7)	1.9
Mark M. Cole	18,837	(5)	*
Daniel G. Guidry	58,501	(5)	*
John A. Hendry	166,066	(5)(6)(8)	1.8
Michael P. Maraist	195,948	(5)(6)(9)	2.2
Chris P. Rader	14,520	(5)	*

Other Named Executive Officers:
Jason P. Freyou	14,007	(5)(10)	*
Darren E. Guidry	45,487	(5)(11)	*
Joseph B. Zanco	77,683	(5)(12)	*

All Directors and Executive Officers as a Group (10 persons)	836,267	(5)	9.2

________________________________________________

* Represents less than 1.0%.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options or upon the vesting of restricted stock units (“RSUs”). Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(2)	FJ Capital Management, LLC (“FJ Capital”) and its managing member, Martin S. Friedman, have shared voting power and shared dispositive power over 324,525 shares of Common Stock held by Financial Opportunity Fund LLC, of which FJ Capital is the managing member. FJ Capital has shared voting power over 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities

IX and 20,627 shares held by Bridge Equities X as a result of FJ Capital’s position as sub-investment advisor. Andrew F. Jose, co-founder and managing partner of FJ Capital Management, LLC owns 186 shares of Common Stock individually. Martin Friedman owns 6,462 shares of Common Stock individually.
(3)	As of December 31, 2019, 303,395 shares held in the Home Bancorp Employee Stock Ownership Plan (“ESOP”) trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the plan trustee votes all allocated shares in accordance with the instructions of the participating employees. Any unallocated shares are generally required to be voted by the plan trustee in the same manner that the allocated shares have voted.
(4)	12,000 shares are held jointly with spouse.
(5)	Includes stock options which have been granted to the director and officers under the Company’s Equity Plans and which are exercisable within 60 days of the voting record date, restricted shares held in the Company’s Recognition and Retention Plan Trust over which the directors and executive officers may provide voting instructions and RSUs vesting within 60 days of the voting record date as follows:
Name	Stock Options	Restricted Shares and RSUs
Paul J. Blanchet, III	—	609
John W. Bordelon	3,580	2,095
Mark M Cole	—	185
Daniel G. Guidry	—	185
John A. Hendry	—	609
Michael P. Maraist	—	609
Chris P. Rader	—	269
Jason P. Freyou	3,015	730
Darren E. Guidry	3,120	906
Joseph B. Zanco	4,090	1,050

All directors and executive officer as a group (10 persons)	13,805	7,247

Each Beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of the voting record date have been exercised.

(6)	Does not include unallocated shares or shares allocated to the accounts of others and held in the Company’s 2009 Recognition and Retention Plan Trust, which shares are voted by the trustees, Messrs. Blanchet, Hendry and Maraist in their discretion.
(7)	Includes 10,000 shares held jointly with spouse, 49,081 shares held in the Home Bank’s Profit Sharing 401(k) Plan, and 10,520 shares allocated to Mr. Bordelon’s account in the ESOP, over which Mr. Bordelon has voting power. 25,000 shares directly owned by Mr. Bordelon are pledged to a loan with another financial institution.
(8)	Includes 26,524 shares held by spouse and 25,000 shares held jointly with spouse.
(9)	Includes 22,000 shares held as custodian for child under a UTMA account, 5,000 shares held jointly with spouse, 25,000 shares held by MPM Resources, LLC, 5,000 shares held by PSI of Louisiana, Inc., 10,000 shares held by Mesa Properties, LLC.
(10)	Includes 5,173 shares held in the Home Bank Profit Sharing 401(k) Plan and 1,588 shares allocated to Mr. Freyou’s account in the ESOP, over which Mr. Freyou has voting power.
(11)	Includes 50 shares held as custodian for children under a UTMA account, 24,860 shares held in the Home Bank Profit Sharing 401(k) Plan and 8,353 shares allocated to Mr. Guidry’s account in the ESOP, over which Mr. Guidry has voting power.
(12)	Includes 13,641 shares held in the Home Bank Profit Sharing 401(k) Plan and 8,117 shares allocated to Mr. Zanco’s account in the ESOP, over which Mr. Zanco has voting power.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of Home Bancorp’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. We know of no person who owns 10% or more of Home Bancorp’s common stock.

Other than as described below, based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, the fiscal year ended December 31, 2019, our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934. Michael P. Maraist was late in filing two reports on Form 4 with respect to two transactions for a family partnership.

PROPOSAL TO ADOPT A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL TWO)

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the proxy rules of the SEC were amended to require that not less frequently than once every three years, a proxy statement for an annual meeting of shareholders for which the proxy solicitation rules of the SEC require compensation disclosure must also include a separate resolution subject to a shareholder vote to approve the compensation of the Company’s named executive officers disclosed in the proxy statement.

The executive officers named in the summary compensation table and deemed to be “named executive officers” are John W. Bordelon, Jason P. Freyou, Darren E. Guidry and Joseph B. Zanco. Reference is made to the summary compensation table and disclosures set forth under “Management Compensation” in this proxy statement.

The proposal gives shareholders the ability to vote on the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers as disclosed in this proxy statement.”

The shareholder vote on this proposal is not binding on the Company or the board of directors and cannot be construed as overruling any decision made by the board of directors. However, the board of directors of the Company will review the voting results on the non-binding resolution and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends that you vote “FOR” the non-binding resolution to approve the compensation of our named executive officers.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL THREE)

The Audit Committee of the Board of Directors of Home Bancorp has appointed Wipfli LLP ("Wipfli"), an independent registered public accounting firm, to perform the audit of our financial statements for the year ending December 31, 2020, and further directed that the selection of auditors be submitted for ratification by the shareholders at the Annual Meeting.

The Company’s financial statements at and for the fiscal years ended December 31, 2018 and 2017 were audited by Porter Keadle Moore, LLC (“PKM”). Effective October 1, 2019, PKM combined its practice (the “Practice Combination”) with Wipfli. As a result of the Practice Combination, PKM effectively resigned as the Company's independent registered public accounting firm and Wipfli, as the successor to PKM following the Practice Combination, was engaged as the Company's independent registered public accounting firm. The Company's Audit Committee was notified of the Practice Combination and the effective resignation of PKM and ratified and approved the engagement of Wipfli.

The reports of PKM on the financial statements of the Company for the years ended December 31, 2018 and 2017 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the years ended December 31, 2018 and 2017 and reviews of the Company's financial statements through June 30, 2019, there were no (i) disagreements with PKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PKM, would have caused them to make reference thereto in their report on the financial statements for such years or (ii) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2018 and 2017 and through October 1, 2019, the Company did not consult with Wipfli on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, in each case where a written report was provided or oral advice was provided that Wipfli concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have been advised by Wipfli that neither the firm nor any of its associates has any relationship with the Company or its subsidiary other than the usual relationship that exists between an independent registered public accounting firm and its clients. We do not anticipate that representatives of Wipfli will attend the Annual Meeting.

Audit Fees

The following table sets forth the aggregate fees paid by us to Wipfli and PKM for professional services rendered by Wipfli and PKM in connection with the audit of Home Bancorp's consolidated financial statements for fiscal 2019 and by PKM in 2018, respectively, as well as fees paid by us to Wipfli and PKM for audit-related services, tax services and all other services rendered by Wipfli and PKM to us during fiscal 2019 and by PKM in 2018, respectively.

	Years Ended December 31,
	2019	2018
Audit fees (1)	$309,000	$289,990
Audit-related fees (2)	26,500	25,500
Tax fees	—	—
All other fees	—	—
Total	$335,500	$315,490

_________________________________________________

(1)	Includes professional services rendered for the audit of Home Bancorp’s annual consolidated financial statements including the audit of internal control over financial reporting and review of consolidated financial statements included in Forms 10-Q, including out-of-pocket expenses. Also, includes the audit of internal controls over financial reporting, the audit of supplementary information as required by U.S. Department of Housing and Urban Development’s (“HUD”) for the years ended December 31, 2019 and 2018.
(2)	Includes professional service fees for the audit of the Company’s employee benefit plans for the years ended December 31, 2019 and 2018 (including two employee benefit plans acquired and subsequently terminated), review of the related annual report on Form 10-K, and the procedures required on the HUD’s Lender Electronic Assessment Portal (“Leap”) submission.

The Audit Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by it to Home Bancorp. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit Committee's charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary.

Each new engagement of the Company's independent registered public accounting firm was approved in advance by the Audit Committee or its Chair, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC's rules.

The Board of Directors recommends that you vote FOR the ratification of the appointment of

Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Home Bancorp’s audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Home Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 2019, for filing with the SEC.

Members of the Audit Committee

Paul J. Blanchet, III, Chairman
John A. Hendry
Chris P. Rader

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Home Bancorp’s proxy statement.

Members of the Compensation Committee

John A. Hendry, Chairman
Paul J. Blanchet, III
Michael P. Maraist

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Home Bancorp relating to the next annual meeting of shareholders of Home Bancorp must be received at the principal executive offices of Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana, 70508, Attention: Corporate Secretary, no later than December 1, 2020. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals that are not submitted for inclusion in Home Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an Annual Meeting pursuant to Article 9.D. of Home Bancorp’s Articles of Incorporation. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices by December 1, 2020. The notice must include the information required by Article 9.D. of our Articles of Incorporation.

Shareholder Nominations. Our Articles of Incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Articles of Incorporation. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the release of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our Annual Meeting in 2021, this notice must be received by December 1, 2020. Each written notice of a shareholder nomination is required to set forth certain information specified in Article 6.F. of Home Bancorp’s Articles of Incorporation. We did not receive any shareholder nominations with respect to this Annual Meeting.

Other Shareholder Communications. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Home Bancorp, Inc., c/o Corporate Secretary, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2019 accompanies this proxy statement. Such report is not part of the proxy solicitation materials. A copy of our Annual Report on Form 10-K is also available under the “Investor Relations” tab at www.home24bank.com.

Upon receipt of a written request we will furnish to any shareholder without charge a copy of the exhibits to our Annual Report on Form 10-K for fiscal 2019. Such written requests should be directed to Corporate Secretary, Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana 70508. The Form 10-K is not a part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Home Bancorp. Home Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Home Bancorp’s common stock. In addition to solicitations by mail, directors, officers and employees of Home Bancorp also may solicit proxies personally or by telephone without additional compensation.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 12, 2020. Online Go to www.envisionreports.com/HBCP or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HBCP Annual Meeting Proxy Card • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • 1. Election of Directors. + For Withhold For Withhold For Withhold 01 - Paul J. Blanchet III 02 - Daniel G. Guidry 03 - Chris P. Rader For Against Abstain For Against Abstain 2. Proposal to adopt a non-binding resolution to approve the 3. Proposal to ratify the appointment of Wipfli, LLP as our compensation of our named executive officers independent registered public accounting firm for the fiscal year ending December 31, 2020 By signing below, you acknowledge receipt of the notice of the 2020 Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting. Please sign exactly as name(s) appears hereon. When shares are held jointly, only one holder needs to sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 32DV + 0386NC Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HBCP • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — Home Bancorp, Inc. - 2020 Annual Meeting of Shareholders + The Petroleum Club of Lafayette 111 Heymann Boulevard, Lafayette, LA Proxy Solicited by the Board of Directors for Annual Meeting – May 12, 2020 The Board of Directors, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Home Bancorp, Inc. to be held on Tuesday, May 12, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as specified by the stockholder. If you sign and return this card without specifying how it is to be voted, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2 and FOR Proposal 3. This Proxy may be revoked at any time before it is exercised. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +